EXHIBIT 99.1

FINANCIAL CONTACT: John W. Hohener Vice President and CFO Tel: (949) 221-7100 INVESTOR RELATIONS: Robert C. Adams Vice President Business Development & Investor Relations Tel: (949) 221-7100

MICROSEMI BOARD OF DIRECTORS ANNOUNCES RESULTS OF

INDEPENDENT INQUIRY, THE BOARD’S DECISION TO RETAIN

MICROSEMI CEO, AND PENALTIES WITH REMEDIAL ACTIONS

Irvine, CA January 29, 2009 (GlobeNewswire) (Nasdaq:MSCC) — The Governance and Nominating Committee and the Board of Directors of Microsemi Corporation (“Microsemi” or the “Company”) have concluded their review of the academic credentials of Microsemi’s President and Chief Executive Officer, James J. Peterson. The independent inquiry on behalf of the Board of Directors was commenced in December 2008 and was conducted by the law firm of Munger, Tolles & Olson LLP.

The Committee and the Board determined that Mr. Peterson did not obtain either a Bachelor’s Degree or Masters of Business Administration. The Committee and the Board did confirm that Mr. Peterson earned an Associate’s Degree from Ricks College (presently known as Brigham Young University—Idaho) on December 15, 1978 and that he also earned substantial credits toward a Bachelor’s Degree at Brigham Young University—Provo from 1979 through 1980.

“Under these circumstances, the Board’s mission is to protect shareholder interests by balancing the results of the independent inquiry against the great value and strategic vision that Jim Peterson has created at Microsemi,” said Dennis Leibel, Chairman of Microsemi’s Board of Directors. “In the end, the Board concluded that the interests of Microsemi’s shareholders are best served by retaining Mr. Peterson while imposing appropriate financial penalties and remedial actions.”

The Board has assessed significant financial penalties against Mr. Peterson, as follows:

•	Mr. Peterson will immediately pay $100,000 to the Company;

•	Mr. Peterson will forego his potential for a bonus for the Company’s current fiscal year. During the last three years, Mr. Peterson’s annual bonuses averaged approximately $680,000; and

•

The Board has extended by one year each of the five remaining vesting consummation dates of his two unvested restricted common stock awards (which aggregate to 323,000 shares of common stock, of which 116,000 shares would have vested by October 2009).

In addition, the Board has adopted a number of Company-wide remedial measures, which include:

•	The Company will conduct background checks on all current and future Section 16 Officers and Directors;

•

The Board will confirm that the Company’s Human Resources Department is continuing to verify an individual’s credentials prior to making an offer of employment or when senior personnel join the Company as a result of an acquisition;

•

The Board will amend the Company’s Code of Ethics to make clear that misrepresentations of one’s credentials constitute an express breach of the Code, and could result in punishment including financial penalties and termination; and

•	Requiring all press releases to undergo an appropriate, documented review and verification process prior to issuance.

“The Board took this matter very seriously, evaluating a number of issues. With respect to Mr. Peterson’s specific actions, we are not commenting on his beliefs, understandings or state of mind,” said Mr. Leibel. “Now that this vigorous independent inquiry is completed, the Board has taken actions that we strongly believe are in the best interests of our shareholders,” Mr. Leibel continued.

“Maintaining the integrity of Microsemi and protecting our shareholders are of paramount importance to every member of the Board and management. The Board’s decision sends a clear message: We will ensure that every employee and director complies with our Code of Ethics,” Mr. Leibel added. “Despite the results of the inquiry, we recognize that our Chief Executive Officer Jim Peterson has built a highly successful and profitable enterprise at Microsemi during the past nine years, with a strong business plan and vision for the future. Just as importantly, Mr. Peterson has consistently delivered on his word to the Board of Directors over his nine years with Microsemi.”

“I have respected the Board’s process from the start, and I accept the results of that process,” said Microsemi CEO Jim Peterson. “My team and I will continue to work as hard as ever to continue to grow our Company and create value at Microsemi for our shareholders and employees.”

About Microsemi

Microsemi Corporation, with corporate headquarters in Irvine, California, is a leading designer, manufacturer and marketer of high performance analog and mixed-signal integrated circuits and high reliability semiconductors. The company’s semiconductors manage and control or regulate power, protect against transient voltage spikes and transmit, receive and amplify signals.

Microsemi’s products include individual components as well as integrated circuit solutions that enhance customer designs by improving performance and reliability, battery optimization, reducing size or protecting circuits. The principal markets the company serves include implanted medical, defense/aerospace and satellite, notebook computers, monitors and LCD TVs, automotive and mobile connectivity applications. More information may be obtained by contacting the company directly or by visiting its website at http://www.microsemi.com.

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PLEASE READ THE FOLLOWING FACTORS THAT CAN MATERIALLY AFFECT MICROSEMI’S FUTURE RESULTS.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Any statements set forth in this news release that are not entirely historical and factual in nature, including without limitation statements concerning the retention of Mr. Peterson and the adoption of Company-wide remedial measures, are forward-looking statements. These forward-looking statements are based on our current expectations and are inherently subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. The potential risks and uncertainties include, but are not limited to, such factors as the uncertainty of litigation, the costs and expenses of litigation, the potential material adverse effect litigation could have on Microsemi’s business and results of operations, if an adverse determination in litigation is made, and the time and attention required of management to attend to litigation, the difficulties regarding the making of estimates and projections, the ability to continue to attract and retain the services of our executive officers or other key management or technical personnel, adverse changes in business and economic conditions or industry conditions, business disruptions, epidemics, health advisories, disasters, national emergencies, wars or potential future effects of the tragic events of September 11, 2001, political instability, currency fluctuations, principal and liquidity risks associated with our investments including auction rate securities, fluctuations in market prices of the company’s common stock and potential unavailability of additional capital on favorable terms, and difficulties in implementing company strategies. In addition to these factors and any other factors mentioned elsewhere in this news release, the reader should refer as well to the factors, uncertainties or risks identified in the company’s most recent Form 10-K and all subsequent Form 10-Q reports filed by Microsemi with the SEC. Additional risk factors may be identified from time to time in Microsemi’s future filings. The forward-looking statements included in this release speak only as of the date hereof, and Microsemi does not undertake any obligation to update these forward-looking statements to reflect subsequent events or circumstances.